CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 33-42431 and 811-6395) of our report dated March 29, 2017 on the financial statements and financial highlights of Dreyfus AMT-Free New York Municipal Cash Management (formerly, Dreyfus New York Municipal Cash Management) (the “Fund”) included in the Fund’s annual report for the fiscal year ended January 31, 2017.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

May 24, 2017